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                        AGREEMENT AND PLAN OF MERGER



Parties:                   MEDIQ INCORPORATED
                           a Delaware corporation ("Owner")
                           One Mediq Plaza
                           Pennsauken, NJ  08110

                           MEDIFAC, INC.
                           a Delaware corporation (the "Company")
                           The Granary
                           411 North 20th Street
                           Philadelphia, PA 19130

                           MEDIFAC ACQUISITION, INC.
                           a Delaware corporation ("Newco")
                           The Granary
                           411 North 20th Street
                           Philadelphia, PA 19130

                           MEDIFAC HOLDINGS, INC.
                           a Delaware corporation ("Parentco")
                           The Granary
                           411 North 20th Street
                           Philadelphia, PA  19130



Date:                      April 7, 1995


Background: The Company is in the business of providing project management, architectural planning and design, interior design and development services. Owner owns all of the issued and outstanding capital stock of the Company (the "Company's Stock"). Parentco owns all of the issued and outstanding capital stock of Newco. The parties desire that Newco be merged with and into the Company (the "Merger") on the terms and conditions set forth in this Agreement and Plan of Merger ("Agreement"). The respective boards of directors of Owner and the Company have determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of Owner and the Company and their respective shareholders. The board of directors of Newco has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of Newco and its shareholder.

            Intending to be legally bound, and in consideration of the mutual agreements contained herein, the parties agree as follows:

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1.  DEFINED TERMS

            Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

            1.1. "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract, (b) any note receivable, or (c) any other receivable or right to payment of any nature.

            1.2. "Ancillary Agreements" means the Real Estate Agreement and the Management Agreement.

            1.3. "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including, but not limited to, (a) Cash Assets, (b) Accounts Receivable, (c) other current assets of any nature including, but not limited to, prepayments, deposits and escrows, (d) Tangible Property, (e) Real Property, (f) Intangibles, (g) Contract Rights, (h) claims, causes of action and other legal rights and remedies of any nature, and (i) goodwill and miscellaneous assets of any nature including, but not limited to, rights with respect to telephone numbers, rights with respect to telephone and other directory listings, marketing materials and advertisements, books and records, correspondence files, data bases, customer lists, prospect lists, supplier lists, and other files and records of any nature, whether stored in written form or on any type of computer, electronic or other media.

            1.4. "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

            1.5. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is legally necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

            1.6. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of a legally binding nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, subscriptions, options or warrants.

            1.7. "Contract Right" means any right, power or remedy of any nature under any Contract including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

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            1.8. "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees or Contracts with independent contractors.

            1.9. "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

            1.10. "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, as in effect from time to time, consistently applied throughout the applicable periods.

            1.11. "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, workers' compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

            1.12. "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, computer program, operating system, applications system, firmware, software, or other intangible asset of any nature, whether in use, under development or design, or inactive, but not including any software.

            1.13. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

            1.14. "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

            1.15. "Material Adverse Effect" means, with respect to any Person, any adverse effect on the financial condition, financial performance, financial prospects, business prospects or operations of such Person and its Subsidiaries, which is or will be material, under either GAAP or applicable legal principles, to such Person and its Subsidiaries.

            1.16. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

                                     -3-
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            1.17. "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

            1.18. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

            1.19. "Proceeding" means any demand, claim, suit, action, litigation, governmental investigation, arbitration, administrative hearing or other legal proceeding of any nature.

            1.20. "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.

            1.21. "Subsidiary" means, with respect to any Person, any other Person as to which such Person directly or indirectly owns or has the power to vote, or to exercise a controlling influence with respect to, 50% or more of the securities or interests of any class of such other Person which are entitled to vote for the election of directors or others performing similar functions. OMD, Inc. ("OMD") shall be deemed a Subsidiary of the Company within the meaning of
Section 4.2 below.

            1.22. "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature, whether constituting fixed assets, inventory or otherwise.

            1.23. "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, severance, general property, real property, personal property, intangible property, license, stamp, transfer, fuel, excise, payroll, employment withholding, unemployment compensation, social security or other tax of any nature, (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature, or (c) any deficiency, interest or penalty or addition thereto, whether disputed or not, imposed with respect to any of the foregoing.

2.  MERGER

            2.1. Merger. On the Effective Date (as defined in Section 10.1), Newco shall be merged with and into the Company in accordance with this Agreement and in compliance with the Delaware General Corporation Law ("DGCL"), and the Merger shall have the effect provided for in the DGCL. The Company (sometimes referred to below as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the Laws of the State of Delaware. The corporate existence and identity of the Company shall continue unaffected and unimpaired by the Merger. On the Effective Date, the Company shall succeed to and be fully vested with the corporate existence and identity of Newco, and the separate corporate existence and identity of Newco shall cease.

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            2.2.  Name of Surviving Corporation.  The name of the Surviving
Corporation shall be "Medifac, Inc."

            2.3. Certificate of Incorporation. The Certificate of Incorporation of the Company immediately before the Merger shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Merger, unless and until otherwise subsequently amended or modified.

            2.4. Bylaws. The Bylaws of the Company immediately before the Merger shall be the Bylaws of the Surviving Corporation immediately after the Merger, unless and until otherwise subsequently amended or modified.

            2.5. Directors. Immediately after Merger, the directors of the Surviving Corporation shall consist of the persons listed below, who shall serve in accordance with the Bylaws of the Surviving Corporation and until their successors are elected and have qualified:

                                   James W. Eastwood

            2.6. Officers. On the Effective Date, the officers of the Surviving Corporation shall consist of the persons listed below who shall hold the office(s) in the Surviving Corporation set forth opposite their name and shall serve in accordance with the Bylaws of the Surviving Corporation:


            Name                                          Office

            James W. Eastwood                             Chairman and President
            Michael Goldenberg                            Secretary
            Salvatore Scelsi                              Treasurer


            2.7. Conversion of Newco Stock. On the Effective Date, each share of the total of 100 shares of common stock, par value $10.00 per share, of Newco issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become one share of common stock, $10.00 par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, Parentco shall own all of the issued and outstanding capital stock of the Surviving Corporation.

            2.8. Conversion of the Company's Stock. On the Effective Date, each share of the total of 100 shares of common stock, $10.00 par value per share, of the Company issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive (i) $15,000.00 in cash, and (ii) a subordinated note of the Surviving Corporation in the principal amount of $15,000.00 (the "Subordinated Note"). The Subordinated Note shall have a term of six years, and shall be repayable as follows: (a) interest only on the outstanding principal amount shall be payable monthly during the first two years of the term, at an annual rate of .5% above the National Commercial Rate of Meridian Bank, as the same may vary from time to time; (b) for the remaining four years of the term, interest on the outstanding principal amount shall be payable monthly at an annual rate of 9.5%, and principal shall be payable at such periodic intervals and upon such an

                                     -5-
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amortization schedule as set forth in the Subordinated Note; and (c) all unpaid principal and interest shall be payable at the expiration of the six year term. The Subordinated Note, together with the fees due pursuant to the Management Agreement described in Section 10.2.10, shall be secured by (i) a guaranty of Granary Partners, L.P., which shall be secured by subordinated mortgage on the Granary, and (ii) a life insurance policy on the life of James W. Eastwood, which policy shall be purchased by the Surviving Corporation, shall have Owner as the beneficiary and shall be in such amount as mutually agreed upon by Owner and Parentco. The terms and conditions of the Subordinated Note, the guaranty and mortgage from Granary Partners, L.P. and the other documents relating thereto shall be mutually agreed upon by Owner and Parentco. The Subordinated Note shall be subject and subordinate in every respect to the Financing, as hereinafter defined, upon such terms and conditions as are reasonably acceptable to Owner and Parentco.

            2.9. Treasury Stock. On the Effective Date, each share of the Company's Stock which is held by the Company (as a treasury share), immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the Company, be automatically canceled.

            2.10. Exchange Procedures. At Closing (as defined in Section 6.1), Owner shall surrender certificates evidencing all of the Company's Stock in exchange for the following consideration (the "Merger Consideration"):

                       2.10.1 Cash Payment. An aggregate of $1,500,000, payable by wire transfer of federal funds to the account of Owner designated by Owner, or by bank cashier's or certified check; and

                       2.10.2 Subordinated Note. A Subordinated Note in the aggregate principal amount of $1,500,000.

            2.11. No Dissenter's Rights. Owner, as the only stockholder of the Company, has approved and voted for the Merger and, therefore, shall not be entitled to exercise any dissenter's rights.

            2.12. Cash at Closing. As of the Effective Date, the Company shall have cash (the "Closing Cash Amount") in an amount equal to the sum of (i) $389,500, (ii) the accrued bonuses as of the Effective Date for 1995 for all employees of the Company, and (iii) the amount of accounts payable of the Company as of the Effective Date (the "Closing Payables").

            2.13. Closing Balance Sheet. Within 45 days of the Closing, the Company shall prepare a balance sheet of the Company as of the Effective Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles, consistently applied. The Company and Owner shall fully cooperate in connection with the preparation of the Closing Balance Sheet. Owner shall have ten (10) business days after receipt of the Closing Balance Sheet to notify the Company in writing of any objections to the Closing Balance Sheet. If Owner notifies the Company of any objections within such period, then the Closing Balance Sheet shall be reviewed as soon as possible, at the joint shared expense of Owner and the Surviving Corporation, by the Company's independent certified public accounting firm (the "Company's Accountants"). The parties shall instruct the Company's Accountants to resolve any disagreements and deliver a final report to the parties as soon as possible.

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            2.14. Adjustment. If the amount of cash reflected on the Closing
Balance Sheet is less than the Closing Cash Amount, Owner shall pay to the Surviving Corporation, within five business days after the Closing Balance Sheet is finalized, the amount of such deficiency. If the amount of cash reflected on the Closing Balance Sheet is more than the Closing Cash Amount, the Surviving Corporation shall pay to Owner, within five business days after the Closing Balance Sheet is finalized, the amount of such excess.


3.  [INTENTIONALLY OMITTED]



4.  REPRESENTATIONS OF OWNER

            Knowing that Parentco and Newco rely thereon, Owner represents and warrants to Parentco and Newco as follows:

            4.1. Organization. The Company is a corporation that is duly organized, validly existing and in good standing under the Law of the State of Delaware, its jurisdiction of incorporation. The Company is duly qualified or registered to do business as a foreign corporation in the States of Pennsylvania, New Jersey and New York. Accurate and complete copies of the charter and bylaws of the Company, including all amendments to date, are attached to Schedule 4.1. The Company has the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into and perform this Agreement.

            4.2. Subsidiaries. Schedule 4.2 sets forth a list of each direct or indirect Subsidiary of the Company (such Subsidiaries and the Company being hereinafter referred to as the "Companies"), setting forth as to each such Subsidiary its name, jurisdiction of incorporation, and the percentage of voting securities or other interest owned by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.2, each of the Company's Subsidiaries (a) is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation, (b) is duly qualified or registered to do business as a foreign corporation or entity in each jurisdiction set forth on Schedule 4.2, and (c) has the full corporate power and authority to own its respective Assets and conduct its respective business as and where such business is presently conducted. All of the issued and outstanding capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, with no liability attaching to the ownership thereof. Except for (i) Medifac Architect, P.C., the shares of which are owned by Michael R. Arnold, (ii) Medifac Architects, Inc., the shares of which are owned by Norman H. Martin and Michael R. Arnold, and
(iii) Medifac Architects, P.A., the shares of which are owned by Michael R. Arnold, the shares of each of the Company's Subsidiaries are owned by the Company, free and clear of all Encumbrances. Except as set forth on Schedule 4.2, there are no outstanding stock appreciation rights, phantom stock or other contracts or Contract rights relating to the issuance, sale, redemption, disposition or voting of any shares of capital stock or other securities of any of the Company's Subsidiaries. Except for the Company's interest in its Subsidiaries, to the knowledge of Owner, the Company does not own directly or indirectly any interest in any other Person.

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            4.3. Effect of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, by Owner and the Company have been (or as of the Closing Date shall have been) duly authorized by all necessary corporate actions by their respective boards of directors and stockholders and do not constitute a violation of or default under their respective charters, bylaws and/or other organizational documents. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, by Owner and the Company (a) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Owner is a party or by which it is bound, (b) do not constitute a violation of any Law or Judgment that is applicable to Owner (c) do not result in the creation of any Encumbrance upon, or give to any third party any interest in, any of the business or Assets of the Companies, or any of the capital stock of the Companies except as contemplated by this Agreement and the Ancillary Agreements, and (d) except as stated on Schedule 4.3 (the "Required Consents") and except for the filing of the Certificate of Merger with the proper officials of the State of Delaware, do not require the Consent of any Person. This Agreement constitutes and the Ancillary Agreements, when executed and delivered, will constitute the valid and legally binding agreements of Owner and the Company, enforceable against them in accordance with their respective terms.

            4.4. Corporate Records. Accurate and complete copies of the contents of the minute books and stock books of the Companies have been delivered to Parentco. Such minute books and stock books include (a) minutes of all meetings of the stockholders, boards of directors and any committees of the boards of directors at which any material action was taken, which minutes accurately record all actions taken at such meetings, (b) accurate and complete written statements of all actions taken by the stockholders, boards of directors and any committees of the boards of directors without a meeting at which any material action was taken, and (c) accurate and complete records of the issuance, transfer and cancellation of all shares of capital stock and other securities since the date of incorporation. Neither the stockholders, boards of directors or any committee of the boards has taken any material action other than those actions reflected in the records referenced in clauses (a) and (b) of the preceding sentence.

            4.5. Capital Stock and Ownership. The authorized capital stock of the Company consists of 100 shares of Common Stock, $10.00 par value, all of which are issued, outstanding and owned by Owners, and no shares are held in treasury. Except for Owner, there are no other record or beneficial owners of any shares of capital stock of the Company. Except for the 100 shares of the Company's Stock owned by Owner, there are no other issued or outstanding shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. All offerings, sales and issuances by the Company of any shares of capital stock were conducted in compliance with all applicable federal and state securities Laws and all applicable state corporation Laws. Except for this Agreement, there are no outstanding stock appreciation rights, phantom stock, or other Contracts or Contract Rights relating to the offering, sale, issuance, redemption, disposition or voting of any shares of capital stock, or other securities of the Company.

            4.6. Assets. Except as set forth on Schedule 4.6, Owner has taken no action that would result in any Encumbrance on any Assets of any of the Companies.

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            4.7.  Obligations.  Except as set forth on Schedule 4.7, Owner has incurred no Obligations on behalf of any of the Companies.

            4.8. Employee Benefit Plans. Except as listed on Schedule 4.8, none of the Companies sponsors, maintains or contributes to, nor do the Companies have any ongoing Obligation with respect to, any Employee Benefit Plan. Except as described on Schedule 4.8, none of the Companies has agreed or committed, or has any understanding whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change or terminate any Employee Benefit Plan. Any Employee Benefit Plan that is a "Pension Plan" (as defined in
Section 3(2) of ERISA) that the Companies have established, maintained, sponsored or contributed to, and with respect to which the Companies have any ongoing Obligation, is intended to qualify under Sections 401 and 501 of the Code. Except as otherwise described on Schedule 4.8, with respect to each Employee Benefit Plan listed on Schedule 4.8, (a) the Companies have made all payments required to be made and have accrued in accordance with GAAP all payments due but not yet payable; (b) the Companies have operated and currently operate such plans in compliance with the plan documents and in all material respects with all applicable Laws including, but not limited to, ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), (including, but not limited to, Section 4980B thereof) and the regulations thereunder; (c) there has not been any violation of the reporting and disclosure provisions of the Code and ERISA; (d) there has not been any Prohibited Transaction (as defined in ERISA or the Code); and (e) there has not been any violation of Sections 404, 406 or 407 of ERISA. None of the Companies has any direct or indirect Obligation under any Employee Benefit Plan other than the Employee Benefit Plans listed on
Schedule 4.8. Except as described on Schedule 4.8, there are no circumstances arising out of the sponsorship of or contribution to any Employee Benefit Plan by the Companies that will result in the Companies having any direct or indirect liability other than liability for contributions, benefit payments, administrative costs and liabilities incurred in the ordinary course of business. There would be no direct or indirect liability of any of the Companies under Title IV of ERISA if any Employee Benefit Plan listed on Schedule 4.8 were terminated as of the Closing Date. No event has occurred and no circumstances currently exist that do or will result in any civil penalty being assessed pursuant to Section 502 of ERISA, any tax being imposed under Section 4975 of the Code, any liability for a breach of fiduciary or other responsibility under ERISA or the Code in connection with any Employee Benefit Plan or any other Obligation under applicable Law (including, but not limited to, those relating to Section 4980B of the Code or Sections 601 through 609 of ERISA) with respect to any Employee Benefit Plan that has been established, maintained or contributed to by any of the Companies or any other entity or entities that, together with any of the Companies, constitute elements of either a controlled group of corporations (within the meaning of Section 414(b) of the Code), a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code or Section 4001 of ERISA), an affiliated service group (within the meaning of Section 414(m) of the Code), or another arrangement covered by Section 414(o) of the Code.

            4.9.  Taxes.

                       4.9.1 General. Schedule 4.9.1 is an accurate and complete list of all federal, state, local and other Tax returns and reports (including, but not limited to, information returns) (collectively "Returns") filed by the Companies with respect to their last five fiscal years. Accurate and complete copies of all Returns filed by the Companies with respect to their last five fiscal years have been delivered or made available to Newco. Except as explained on Schedule 4.9.1, (a) each of the Companies has properly and timely filed all Tax Returns required to be filed by it, all of

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which were accurately prepared and completed; (b) each of the Companies has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes;
(c) each of the Companies has paid all amounts for Taxes required to be paid by it except for current Taxes which are not yet due or Taxes which are being contested in good faith as disclosed on Schedule 4.9.1 by appropriate proceedings diligently prosecuted, provided that, in either case, adequate reserves therefor have been established in accordance with GAAP; (d) no audit of any of the Companies by any governmental taxing authority has ever been conducted, is currently pending or, to Owner's knowledge, threatened; (e) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by any of the Companies, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against any of the Companies; and
(f) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any tax against any of the Companies.

                       4.9.2 Affiliated Group. None of the Companies has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Owner (the "Affiliated Group"). The Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Companies was a member of the group. No director or officer (or employee responsible for Tax matters) of any of the Companies expects any authority to assess any additional Taxes against the Affiliated Group for any taxable period during which any of the Companies was a member of the group. There is no dispute or claim concerning any Tax liability of the Affiliated Group for any taxable period during which any of the Companies was a member of the group either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of any of the Companies has knowledge based upon personal contact with any agent of such authority. Except as disclosed on Schedule 4.9.2, the Affiliated Group has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period during which any of the Companies was a member of the group. None of the Companies has any liability for the Taxes of any person other than the Companies (A) under Treasury Reg. Section 1.1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

            4.10. Proceedings and Judgments. Except as described on Schedule 4.10, to Owner's knowledge, (a) no Proceeding is currently pending or threatened against or relating to any of the Companies, any of the Companies' Businesses or any of the Companies' Assets, or the transactions contemplated by this Agreement; and (b) no Judgment is currently outstanding against or relating to the Company or the Companies' Businesses or any of the Companies' Assets.

            4.11. Insurance. Schedule 4.11 is an accurate and complete list and description of (a) each Insurance Policy currently owned or maintained by or for the benefit of any of the Companies (excluding Insurance Policies for Employee Benefit Plans that are listed on Schedule 4.11), and (b) each Insurance Policy owned or maintained by or for the benefit of any of the Companies at any time since January 1, 1990. Each such Insurance Policy is or was in full force and effect during the period of coverage set forth on Schedule 4.11. Neither Owner nor, to Owner's knowledge, any of the Companies has received any notice of cancellation with respect to any such current Insurance Policy. Except as explained on Schedule 4.11, no claim is pending under any Insurance Policy listed on Schedule 4.11, nor has any claim occurred thereunder since January 1, 1990.

            4.12. Related Party Transactions. Except as explained on Schedule
4.12 and for intercompany transactions between Owner and the Companies consistent with past practices, there are no Contracts, arrangements, transactions or understandings of any nature between any of the Companies and Owner or any director or officer of Owner or between any of the Companies and any Person that is an affiliate (as such term is defined for purposes of the Exchange Act) or immediate family member of any director or officer of Owner.

            4.13. Brokerage Fees. No Person acting on behalf of any of the Companies or Owner is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement.

            4.14. Full Disclosure. No representation or warranty made by Owner in this Agreement or the Ancillary Agreements or pursuant hereto or thereto contains or will contain any untrue statement of any material fact, or omits or will omit any material fact necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents comprising or attached to the Schedules to this Agreement and the Ancillary Agreements, or otherwise delivered or provided to Parentco and Newco in connection with the transactions contemplated by this Agreement, are accurate and complete and are not missing any amendments, modifications, correspondence or other related papers that would be pertinent to Parentco's and Newco's understanding thereof.

5.  REPRESENTATIONS OF PARENTCO AND NEWCO

            Knowing that the Owner relies thereon, Parentco and Newco jointly and severally, represent and warrant to Owner as follows:

            5.1. Organization. Parentco and Newco each is a corporation that is duly organized, validly existing and in good standing under the Law of the State of Delaware. Parentco and Newco each has the full corporate power and authority to own its Assets, and enter into and perform this Agreement and the Ancillary Agreements.

            5.2. Agreement. Parentco's and Newco's execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements,
(a) have been duly authorized by all necessary corporate actions by Parentco's and Newco's board of directors and stockholders; (b) do not constitute a violation of or default under Parentco's and Newco's charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Parentco or Newco is a party or by which Parentco or Newco is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to Parentco or Newco, to the business or Assets of Parentco or Newco, or to the transactions contemplated by this Agreement; and (e) except as stated on Schedule 5.2 and except for the filing of the Certificate of Merger with the proper officials of the State of Delaware, do not require the Consent of any Person. This Agreement constitutes and the Ancillary Agreements, when executed and delivered, will constitute the valid and legally binding agreements of Parentco and Newco, enforceable against them in accordance with their respective terms.

            5.3.  Proceedings.     There is no Proceeding currently pending
or, to the knowledge of Parentco or Newco, threatened against Parentco or Newco which has, or so far as Newco can now reasonably foresee will have, a Material Adverse Effect on Newco, or on Parentco's or Newco's ability to perform this Agreement.

            5.4. Brokerage Fees. No Person acting on behalf of Parentco or Newco is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement.

            5.5. Full Disclosure. None of the representations and warranties made by Parentco or Newco in this Agreement or the Ancillary Agreements or pursuant hereto or thereto contains any untrue statement of any material fact, or omits any material fact necessary to make the statements made, in the context in which made, not false or misleading.

6.  CERTAIN OBLIGATIONS OF THE COMPANY AND OWNER PENDING CLOSING

            6.1. Investigation. During the period from the date of this Agreement to the Closing Date, Owner shall provide, and shall cause the Companies to provide, to Parentco and Newco and their authorized representatives all information concerning the Companies and their businesses, Assets and that financial conditions that is reasonably requested by Parentco and Newco.

            6.2. Conduct Pending Closing. During the period from the date of this Agreement to the Closing Date, except with the express prior written consent of Parentco.

                       6.2.1 Outside the Ordinary Course. Owner shall not take any action that would cause the Companies to do anything outside the ordinary course of business consistent with past practices.

                       6.2.2 Corporate Action. Owner shall cause each of the Companies not to (i) declare, pay or set aside for payment any dividend or other distribution, or make any direct or indirect redemption, retirement or acquisition of any shares of its capital stock, (ii) make any change in its accounting policies or practices, (iii) issue, or authorize the issuance, of any shares of capital stock or other securities or grant any rights with respect to its shares of capital stock or other securities, (iv) amend its certificate of incorporation or bylaws (or other organizational documents), or merge with or into, consolidate with, completely or partially liquidate or dissolve, or be involved in any other business combination with any other Person, (v) change, or authorize a change in, the rights of its outstanding capital stock or the character of its business, (vi) adopt or amend any Employee Benefit Plan.

                       6.2.3 Compliance. Owner shall (i) maintain all Insurance Policies relating to the Companies and their businesses and Assets in full force and effect, (ii) duly and timely file all Tax Returns required to be filed by the Companies, (iii) fully pay due all Taxes payable by the Companies or assessed against them or any of their respective Assets, (iv) continue to maintain the Employee Benefit Plans of the Companies in accordance with their respective terms.

                       6.2.4 Other Matters. Owner shall not, and shall cause the Companies not to, sell, transfer, give or otherwise dispose of, or create any Encumbrance upon, any of the Company's Stock.

            6.3. Acquisition Proposals. During the period from the date of this Agreement until June 30, 1995, Owner shall not, and shall cause the Companies and the respective directors, officers, employees, affiliates, associates, advisors, representatives and agents of Owner and the Companies not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries, or proposals from, any Person (other than Parentco and Newco and their respective officers, employees, representatives and agents) relating to any transaction involving the sale of the business or Assets of any of the Companies, or any of the capital stock of any of the Companies or any merger, consolidation, business combination, or similar transaction involving any of the Companies.

            6.4. Consents. Between the date of this Agreement and the Closing Date, Owner shall, and shall cause the Companies to, in good faith, use all reasonable efforts to obtain as promptly as practicable, and shall cooperate with Parentco and Newco in obtaining, the Required Consents.


            6.5. Advice of Changes. Between the date of this Agreement and the Closing Date, Owner shall promptly advise Parentco in writing of any fact of which it obtains knowledge from a source other than an officer or employee of the Company and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that any such advice shall not be deemed to modify the representations, warranties or covenants of Owner contained in this Agreement).

            6.6. Accounting Adjustment and Contribution of OMD. On the Closing Date immediately prior to the Effective Date, Owner shall take all actions necessary or appropriate to (i) properly contribute to the capital of the Company the Mediq Advance account and the current Federal Taxes Payable (Receivable) account; and (ii) contribute all of the issued and outstanding shares of OMD to the Company.

            6.7. Reasonable Efforts. Owner shall, and shall cause the Company to, use all reasonable efforts to consummate the transactions contemplated by this Agreement as promptly as practicable, and neither Owner nor the Company shall take, or cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.

7.          CERTAIN OBLIGATIONS OF PARENTCO AND NEWCO PENDING CLOSING

            7.1. Consents. Between the date of this Agreement and the Closing Date, Parentco and Newco shall, in good faith, use all reasonable efforts to obtain as promptly as practicable, and shall cooperate with Owner and the Company in obtaining, the Required Consents.

            7.2. Advice of Changes. Between the date of this Agreement and the Closing Date, Parentco shall promptly advise Owner in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that any such advice shall not be deemed to modify the representations, warranties and covenants of Parentco or Newco contained in this Agreement).

            7.3. Financing. Parentco and Newco shall use all reasonable efforts to obtain financing, subject to reasonable and customary conditions, from reputable lenders in an aggregate amount which will be adequate to pay the $1,500,000 cash payment portion of the Merger Consideration, and provide a line of credit, in the amount of $1,000,000, to be used as working capital (said loan and line of credit being jointly referred to herein as the "Financing").

            7.4. Reasonable Efforts. Parentco and Newco shall use all reasonable efforts to consummate the transactions contemplated by this Agreement as promptly as practicable, and neither Parentco nor Newco shall take, cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.

8.  CONDITIONS PRECEDENT TO CLOSING BY OWNER

            Each obligation of Owner to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Owner in writing:

            8.1. Representations of Parentco and Newco. All representations, warranties and certifications of Parentco and Newco contained in this Agreement and the Ancillary Agreements and in any written statement or document delivered to Owner by Parentco or Newco under or in connection with this Agreement or the Ancillary Agreements, taken individually and together, shall be true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except that any such representation, warranty or certification made as of a specified date shall be true on and as of such date.

            8.2.  Performance by Parentco and Newco.   All of the covenants,
terms and conditions of this Agreement to be satisfied or performed by Parentco or Newco on or before the Closing Date shall have been substantially satisfied or performed.

            8.3. Absence of Proceedings. No Proceeding shall have been instituted or threatened on or before the Closing Date by any Person (other than Owner or any of the Companies), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

            8.4.  Consents.  All Required Consents shall have been obtained.

            8.5. Owner's Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by Owner's board of directors.

9.   CONDITIONS PRECEDENT TO CLOSING BY PARENTCO, NEWCO AND THE SHAREHOLDER

            Each obligation of Parentco and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Parentco in writing:

            9.1. Representations of Owner. All of the representations, warranties and certifications of Owner contained in this Agreement and the Ancillary Agreements and in any written statement or document delivered by Owner under or in connection with this Agreement, taken individually and together, ("Owner's Representations and Warranties") shall be true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except that any such representation, warranty or certification made as of a specified date shall be true on and as of such date.

            9.2.  Performance by Owner.   All of the covenants, terms and
conditions of this Agreement to be satisfied or performed by Owner on or before the Closing Date shall have been satisfied or performed.

            9.3. Absence of Adverse Changes. There shall not have been any change or casualty loss between the date of this Agreement and the Closing Date that has or would have a Material Adverse Effect on the Company.

            9.4. Absence of Proceedings. No Proceeding shall have been instituted or threatened on or before the Closing Date by any Person (other than Parentco or Newco) no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

            9.5.  Consents.   All Required Consents shall have been obtained.

            9.6. Financing. Newco shall have received the proceeds of the Financing.

            9.7.  OMD.   Prior to the Closing Date, Owner shall have
contributed all of the issued and outstanding shares of OMD to the Company.

            9.8. Owner's Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by Owner's board of directors.

10.  CLOSING

            10.1. Closing. Unless this Agreement is terminated in accordance with Section 13, the closing of the Merger and the other transactions contemplated by this Agreement ("Closing") shall be held at 10:00 A.M. local time on the fifth business day after the conditions to closing set forth in Sections 8.4, 8.5, 9.5 and 9.6 are satisfied, or such other time and date as is agreed upon by Owner and Parentco, at the offices of Blank, Rome, Comisky & McCauley, Four Penn Center Plaza, Philadelphia, Pennsylvania 19103, or such other location as is agreed upon by Owner and Parentco. The parties shall cause Certificate of Merger to be filed with the Secretary of State of the State of Delaware on the Closing Date or as soon as thereafter as is possible, and the Merger shall be effective on the date and time specified in the Certificate of Merger (the "Effective Date"). The parties shall take such further actions as may be required by the DGCL in connection with such filing and the consummation of the Merger.

            10.2. Obligations of Owner at Closing. At the Closing, Owner shall deliver the following to Parentco and Newco:

                       10.2.1 The Company Stock. Stock certificates representing all of the Company's Stock, together with assignments separate from certificate in blank, dated the Effective Date and duly executed by Owner, and stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of the Company's Stock.

                       10.2.2 Instruments of Transfer. All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Companies and all keys and combinations to all safe deposit boxes, lock boxes and safes of the Companies.

                       10.2.3 Certificate of Merger. A Certificate of Merger, in form and substance, acceptable to the parties ("Certificate of Merger"), dated the Closing Date and duly executed by the Company and Owner.

                       10.2.4 Consents. The original signed copies of all Consents listed on Schedule 4.3.

                       10.2.5 Corporate Records and Resignations. All of the original minute books and stock books of the Companies and duly executed resignations, dated the Effective Date, of all directors and officers of the Companies other than as specified by Parentco.

                       10.2.6 Good Standing. Good standing certificates for the Companies, dated no earlier than ten (10) days before the Closing Date, from their respective jurisdictions of incorporation and from each other jurisdiction in which they are qualified or registered to do business as a foreign corporation.

                       10.2.7 Certified Resolutions. Copies of the resolutions duly adopted by the respective boards of directors of the Company and Owner, authorizing the Company and Owner to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of the Company and Owner, as the case may be, as in full force and effect, without modification or rescission, on and as of the Closing Date.

                       10.2.8 Closing Certificate. A certificate dated the Closing Date and duly executed by proper officers of Owner in which Owner represents and warrants to Parentco and Newco that the conditions set forth in Sections 9.1, 9.2, 9.3, 9.4 and 9.7 have been satisfied.

                       10.2.9 General Release. A General Release of the Companies, in form acceptable to Owner and Parentco dated the Closing Date and duly executed by Owner.

                       10.2.10 Management Agreement. A Management Agreement, in form and substance acceptable to Owner and Parentco (the "Management Agreement"), dated the Closing Date, and duly executed by Owner, providing for the payment by the Surviving Corporation to Owner of a fee (the "Annual Service Fee"), in an amount per year for seven years calculated as set forth below, in exchange for the provision by Owner to Newco of certain management services over such seven year period. The Annual Service Fee shall equal the result of: (i) the quotient of (A) the amount of the Company's net accounts receivable as reflected on the Closing Balance Sheet, less all billings made by the Company in excess of costs and income recognized on uncompleted projects as reflected on the Closing Balance Sheet, divided by (B) seven, less (ii) $375,000.

                       10.2.11 Lease Agreement. A lease agreement (the "Granary Lease"), in form and substance acceptable to Owner and Parentco, dated the Closing Date, and duly executed by Owner, providing that the Surviving Corporation shall lease the property located at 411 North Twentieth Street, Philadelphia, Pennsylvania (the "Granary") from Owner at the same rent the Company currently pays Owner for the use of such property.

                       10.2.12 Other Documents. All other agreements, certificates, instruments, opinions and documents reasonably requested by Parentco in order to fully consummate the transactions contemplated by this Agreement.

            10.3. Obligations of Parentco and Newco at Closing. At the Closing, Parentco and Newco shall deliver the following to Owner:

                       10.3.1 Payment. The Merger Consideration shall be paid in accordance with Section 2.10.

                       10.3.2 Certificate of Merger. The Certificate of Merger, dated the Closing Date and duly executed by Newco and Parentco.

                       10.3.3 Good Standing. Good standing certificates for Parentco, Newco, dated no earlier than ten (10) days before the Closing Date, from the State of Delaware.

                       10.3.4 Certified Resolutions. Copies of the resolutions duly adopted by the board of directors of Parentco, Newco, authorizing Parentco and Newco to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of Parentco and Newco as in full force and effect, without modification or rescission, on and as of the Closing Date.

                       10.3.5 Closing Certificate. A certificate dated the Closing Date and duly executed by proper officers of Parentco and Newco, in which Parentco and Newco jointly and severally, represent and warrant to Owner that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been satisfied.

                       10.3.6 Management Agreement. The Management Agreement, dated the Closing Date and duly executed by the Surviving Corporation.

                       10.3.7 Lease Agreement. The Granary Lease, dated the Closing Date and duly executed by the Surviving Corporation.

                       10.3.8 Guaranty and Life Insurance Policy. The Guaranty of Granary Partners, L.P. referred to in Section 2.8, dated the Closing Date and duly executed by Granary Partners, L.P., and the life insurance policy on the life of James W. Eastwood referred to in Section 2.8.

                       10.3.9 Other Documents. All other agreements, certificates, instruments, opinions and documents reasonably requested by Owner in order to fully consummate the transactions contemplated by this Agreement.

11.  CERTAIN POST-CLOSING OBLIGATIONS

            11.1. Transition and Cooperation. From and after the Closing Date,
(a) Owner shall fully cooperate to transfer to Parentco the control and enjoyment of the Company in accordance with this Agreement; and (b) Owner shall promptly deliver to the Company all correspondence, papers, documents and other items and materials received by Owner or found to be in the possession of Owner which pertain to the Company. At any time and from time to time after the Closing Date, at the Company's request and without further consideration, Owner shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as the Company may reasonably request, in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

            11.2.      Tax Matters.

                       11.2.1 Tax Sharing Agreements. Any Tax sharing agreement between Owner and any of the Companies shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

                       11.2.2      Returns for Periods Through the Closing
Date. Owner shall include the income of the Companies (including any deferred income triggered into income by Treasury Reg. Section 1.1502-13 and Treasury Reg. Section 1.1502-14 and any excess loss accounts taken into income under Treasury Reg. Section 1.1502-19) on Owner's consolidated federal income Tax Returns for all periods through the Closing Date and pay all federal income Taxes attributable to such income. The Companies will furnish Tax information to Owner for inclusion in Owner's federal consolidated income Tax Return and separate company state Tax Returns for the period which includes the Closing Date in accordance with Companies' past custom and practice. Owner shall take no position on such Tax Returns relating to the Companies that is inconsistent with past practices. The income of the Companies shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Companies as of the end of the Closing Date.

                       11.2.3 Audits. Owner shall permit the Companies and their counsel to participate in any audits of Owner's consolidated federal income Tax Returns to the extent that such returns relate to the Companies. Owner shall not settle any such audit in a manner which would adversely affect the Companies after the Closing Date without the prior written consent of Parentco, which consent shall not unreasonably be withheld.

                       11.2.4 Election Out of Consolidated Group. The Companies shall not elect to be excluded from Owner's consolidated group under Treasury Reg. Section 1.1502-76(b)(5)(ii) for the Owner group taxable year that includes the Closing Date.

                       11.2.5 No Carrybacks. Surviving Corporation shall not carryback any post-acquisition Tax attribute of any of the Companies into the Owner's consolidated Tax Return.

                       11.2.6 Section 338(h)(10) Election. Owner shall join with Parentco and Newco in making an election under Sections 338(g) and 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law)(collectively a "Section 338(h)(10) Election") with respect to the Merger. Owner shall pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Parentco, Newco and the Companies, against any adverse consequences arising out of any failure to pay such Tax. Owner shall also pay any state, local, or foreign Tax and indemnify Parentco, Newco and the Companies against any adverse consequences arising out of any failure to pay such Tax attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the Merger where the state, local, or foreign Tax jurisdiction (i) does not provide or recognize a Section 338(h)(10) election or (ii) does not apply its provisions corresponding to Section 338(h)(10) of the Code to the purchase and sale of the stock of the Companies (for example, because the Companies file a separate company Tax return in such jurisdiction).

                       11.2.7 Certain Limitations. Parentco and Newco covenant and agree that they will take no action, including, but not limited to, any merger or liquidation that would adversely affect the categorization of the Merger as a qualified stock purchase for the purpose of Section 338 of the Code.

            11.3. The Company's Employee Benefit Plans. As soon as practicable, following the Effective Date, Surviving Corporation shall establish a retirement plan which shall include a cash or deferred arrangement described in Section 401(k) of the Code. It is intended that such plan will satisfy the applicable requirements of the Code and ERISA. After establishing such 401(k) retirement plan, those same assets attributable to the entire accounts, whether or not vested, of the participants in the Mediq Incorporated Employees' Savings Plan who become employees of Surviving Corporation on the Effective Date shall be transferred to Surviving Corporation's 401(k) retirement plan as soon as practicable. Such accounts shall be adjusted for all investment experience through the date of the actual transfer. Such accounts shall include the actual assets allocated to each participant's account, including stock of Owner, and all employer matching contributions with respect to deferrals made by participants for all periods through the Effective Date. The vesting provisions of Mediq Incorporated Pension Plan ("Pension Plan") shall be amended to provide that employees of the Companies on the Effective Date who are participants in the Pension Plan shall continue to receive vesting credit for employment with the Surviving Corporation. The Surviving Corporation shall periodically notify Owner upon the termination of employment of an employee of the Surviving Corporation who was a participant in the Pension Plan.

            11.4. Nondisclosure. At all times after the Closing Date, except with the Company's prior written consent or as legally required in the reasonable written opinion of counsel to Owner, Owner shall not, directly or indirectly, in any capacity communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of any of the Companies or concerning any of their businesses, assets or financial conditions, no matter when or how such knowledge or information was obtained.

            11.5. Noncompetition. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, except with the Company's prior written consent, Owner shall not, directly or indirectly, in any capacity, at any location where the Companies have conducted or are conducting business as of the Closing:

                       11.5.1 Non-Solicitation. Communicate with or solicit any Person who is, or during such period becomes, a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, any of the Companies, in any manner which interferes or might interfere with such Person's relationship with any of the Companies, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar to the project management, interior design or architectural planning and design businesses (the "Business") of any of the Companies.

                       11.5.2 Competing Business. Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to the Business of any of the Companies.

            11.6. Enforcement of Covenants. Owner expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the Company for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the Company shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Owner and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that the Owner or any such other Person may have against any of the Companies shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

            11.7. Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

12.  INDEMNIFICATION

            12.1. Indemnification Obligations of Owner. From and after the Closing Date, Owner shall indemnify and hold harmless Parentco, Newco, the Companies and all existing and future, direct or indirect, subsidiaries of the Companies (collectively, the "Company Group"), and their respective successors and assigns, and their respective shareholders, directors, officers, employees, agents and representatives ("Indemnified Persons"), from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including, but not limited to, reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of all of the following:

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                       12.1.1  Misrepresentation.  Any misrepresentation,
breach or failure of any warranty or representation made by the Owner in or pursuant to this Agreement.

                       12.1.2 Nonperformance. Any failure or refusal by Owner to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.

                       12.1.3 Employee Benefit Plans. Any Proceeding arising out of, directly or indirectly, the Savings Plan or the Pension Plan and any act or omission of Owner, or any act or omission of any of the Companies prior to the Effective Date, relating to the Savings Plan or the Pension Plan.

                       12.1.4 Taxes. Any deficiency or adjustment for Taxes and related interest, penalties and expenses, assessed against or imposed upon any of the Companies (or their successors) with respect to any period ending on or before the Closing Date, including any liability of any of the Companies for Taxes of Owner or any of its Subsidiaries or affiliates other than any of the Companies (i) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract, or (iv) otherwise.

            12.2. Indemnification Obligations of Parentco and the Surviving Corporation. From and after the Closing Date, Parentco and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless Owner and its Indemnified Persons from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including, but not limited to, reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of all of the following:

                       12.2.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by Parentco or Newco in or pursuant to this Agreement.

                       12.2.2 Nonperformance. Any failure or refusal by Parentco or Newco to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.

                       12.2.3 Proceedings Against Owner. Any Proceeding against Owner by any Person (other than Parentco or the Surviving Corporation) solely as a result of Owner having been a shareholder of the Company and not as a result of any act or omission of Owner.

            12.3. Indemnification Procedures. With respect to each event, occurrence or matter ("Indemnification Matter") as to which the members of the Company Group or Owner (in either case, referred to as the "Indemnitee") are entitled to indemnification from another party (referred to as the "Indemnitor") under this Section 12:

                       12.3.1 Notice. Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

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                       12.3.2  Defense.  If a third party action, suit, claim
or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (a) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice, and provided further that the Indemnitee shall not consent to any judgment or agree to any settlement without the Indemnitor's prior written consent, which consent shall not be unreasonably withheld or delayed; (c) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent provided that, if the Indemnitee withholds its consent to any monetary Judgment or monetary settlement which is acceptable to the Indemnitor and which does not exceed the limitation set forth in Section 12.4.2, then the Indemnitor's liability with respect to such Indemnification Matter shall be limited to such monetary amount; (d) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including, but not limited to, by furnishing all available documentary or other evidence as is reasonably requested by the other.

                       12.3.3 Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in cash in full within five (5) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

            12.4. Limits on Indemnification. The Indemnitor's liability under this Section 12 shall be limited as follows:

                       12.4.1 Threshold. No amount shall be payable by the Indemnitor under this Section 12 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section 12 exceeds Ten Thousand Dollars ($10,000), in which event the Indemnitor shall pay such aggregate amount and all future amounts payable by the Indemnitor under this Section 12.

                       12.4.2 Ceiling. The Indemnitor's total liability under this Section 12 shall not exceed the sum of Three Million Dollars ($3,000,000).

                       12.4.3  Time Periods.   With respect to any
Indemnification Matter that does not involve a third party or governmental claim, demand or Proceeding, the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto within three
(3) years after the Closing Date. With respect to an Indemnification Matter that involves a third party or governmental claim, demand or proceeding, the liability of Indemnitor shall not be affected if the Indemnitee gives an Indemnification Notice with respect thereto after the expiration of the three year period after the Closing Date.

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                       12.4.4  Exceptions.  None of the foregoing limitations
shall apply in the case of any Indemnification Matter involving recklessness, intentional misrepresentation, fraud or criminal liability or Taxes.

            12.5. Setoff and Holdback. In addition to all other rights and remedies that the Indemnitee may have, the Indemnitee shall have the right to setoff, against any amounts due to the Indemnitor, whether due under this Agreement, any of the other Contracts contemplated by this Agreement or otherwise, any sums for which the Indemnitee is entitled to indemnification under this Section 12; provided that the Indemnitee's rights to indemnification under this Section 12 shall not be in any manner limited by or to this right of setoff. If any Indemnification Matters are pending at a time when the Indemnitee is required to pay any amount due to the Indemnitor, then the Indemnitee shall have the right, upon notice to the Indemnitor, to withhold from such payment, until final determination of such pending Indemnification Matters, the total amount for which the Indemnitor may become liable as a result thereof, as determined by the Indemnitee reasonably and in good faith.

13.   TERMINATION

            13.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time before Closing, whether before or after approval by Acquiror's shareholders in accordance with any of the following methods:

                       13.1.1 Mutual Consent. By the mutual written consent of Parentco and Owner.

                       13.1.2 Termination Date. By written notice from Parentco to Owner or from to Owner to Parentco, if the Closing does not occur on or before June 30, 1995 for any reason other than a breach of this Agreement by the party giving such notice.

                       13.1.3 Failure of Parentco's and Newco's Conditions. By written notice from Parentco to Owner, if it becomes certain, for all practical purposes, that any of the conditions to the closing obligations of Parentco and Newco set forth in Section 9 cannot be satisfied for a reason other than Parentco's or Newco's breach of this Agreement, and Parentco is not willing to waive the satisfaction of such condition.

                       13.1.4 Failure of Owner's Conditions. By written notice from Owner to Parentco, if it becomes certain, for all practical purposes, that any of the conditions to the closing obligations of Owner set forth in Section 8 cannot be satisfied for a reason other than Owner's breach of this Agreement, and Owner is not willing to waive the satisfaction of such condition.

            13.2. Effect of Termination. Upon termination of this Agreement pursuant to Section 13.1, this Agreement shall be of no further force and effect, and there shall be no liability on the part of any party hereto, except for the obligations of the parties under Sections 14.1, 14.2 and 14.3 and except that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination. Each party's rights under this
Section 13 is in addition to all other rights it may have under this Agreement or otherwise, and the exercise of its rights under this Section 13 shall not be deemed an election of remedies.

14.   OTHER PROVISIONS

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
            14.1. Confidentiality. During the period from the date of this Agreement to the Closing Date, each of the parties shall maintain the confidentiality of all confidential information which is disclosed to them in connection with this Agreement. If this Agreement is terminated in accordance with Section 13, then each party shall promptly return all confidential information and materials of the other parties, and the provisions of the foregoing sentence shall survive such termination indefinitely. The parties acknowledge that any breach of this Section 14.1 may cause irreparable injury to the others for which money damages could not adequately compensate. If there is such a breach, the aggrieved parties shall be entitled, in addition to all other rights and remedies they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching parties from continuing such breach. The existence of any claim or cause of action which any of the breaching parties may have against any of the aggrieved parties shall not constitute a defense or bar to the enforcement of this Section 14.1.

            14.2. Fees and Expenses. Parentco and Newco shall pay all of the fees and expenses incurred by them, and Owner shall pay all fees and expenses incurred by the Company and it, in negotiating and preparing this Agreement (and all other Contracts executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement; provided, that Newco and Owner shall each be responsible for and shall each pay one-half of the counsel fees of any lender which are payable by Parentco and/or Newco in connection with a Financing. The parties acknowledge that Blank, Rome, Comisky & McCauley is not representing the Company in this transaction.

            14.3. Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both Parentco and Owner. Unless required by Law, no party shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of Parentco and Owner. With respect to any announcement that any of the parties is required by Law or stock exchange or NASDAQ regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for the contents of the announcement with the other party before issuing the announcement.

            14.4. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by facsimile and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any notice to Owner shall be sent to the attention of Alan Einhorn, Corporate Counsel. A copy of each notice to Parentco, Newco or the Surviving Corporation shall be simultaneously sent to Arthur H. Miller at Blank, Rome, Comisky & McCauley, 1200 Four Penn Center Plaza, Philadelphia, PA 19103. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.4, provided that any such change of address notice shall not be effective unless and until received.

            14.5. Survival of Representations. All representations and warranties made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Effective Date, the Closing Date and the consummation of the transactions contemplated by this Agreement.

            14.6. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

            14.7. Reliance by Parentco, Newco and the Shareholder. Notwithstanding the right of Parentco, Newco and the Shareholder to investigate the business, Assets and financial condition of the Companies, and notwithstanding any knowledge determined or determinable by Parentco, Newco and the Shareholder as a result of such investigation, Parentco, Newco and the Shareholder have the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by the Owner in this Agreement or pursuant hereto.

            14.8. Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto which are hereby incorporated herein as a part of this Agreement, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

            14.9. Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against the parties to this Agreement and their respective successors, permitted assigns, heirs, estates and personal representatives. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any Persons other than the parties hereto and their respective heirs, estates, personal representatives, successors and permitted assigns.

            14.10. Amendment. This Agreement may be amended, modified or supplemented by the parties hereto, whether before or after approval by a party's shareholders, provided that any such amendment, modification or supplement shall be in writing and signed by the parties hereto.

            14.11. Waivers. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

            14.12. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

            14.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

            14.14. Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

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
            14.15. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.

            14.16. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

            14.17. Schedules. The parties agree that within ten (10) business days of the date of this Agreement, Owner shall furnish to Parentco and Newco and Parentco and Newco shall furnish to Owner, all Schedules called for by this Agreement which were not delivered upon execution of this Agreement. If any party receiving a Schedule from another party pursuant to this Section 14.17 objects, for any reason, to anything disclosed on such Schedule, the objecting party shall have the right to terminate this Agreement by written notice to the other party.

            Witness the due execution and delivery hereof as of the date first stated above.



MEDIQ INCORPORATED



By: /s/ Michael S. Sandler
    ---------------------------
    Name: Michael S. Sandler
    Title:



MEDIFAC HOLDINGS, INC.



By: /s/ James W. Eastwood
    --------------------------
    Name: James W. Eastwood
    Title:




MEDIFAC, INC.



By: /s/ Michael S. Sandler
    --------------------------
    Name: Michael S. Sandler
    Title:



MEDIFAC ACQUISITION, INC.



By: /s/ James W. Eastwood
   --------------------------
   Name: James W. Eastwood
   Title:

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